Exhibit 10.2

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This First Amendment, dated July 29, 2022 (the “First Amendment”), shall form a part of that certain Securities Purchase Agreement, dated March 14, 2022 (the “Purchase Agreement”), by and between Smart for Life, Inc., a Delaware corporation (the “Buyer”), Ceautamed Worldwide, LLC, a Florida limited liability company (the “Company”), RMB Industries, Inc. (“RMB”), RTB Childrens Trust (“RTB”) and D&D Hayes, LLC (“D&D”, and together with RMB and RTB, the “Sellers”).

To the extent that the terms of this First Amendment conflict with those contained in the Purchase Agreement, the terms of this First Amendment shall control. Capitalized terms not defined herein shall have the meanings assigned to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties agree as follows:

1. Section 2.1 of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“Purchase and Sale of the Securities. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to the Sellers for the Securities in the aggregate at (or, in the case of clause (i) below, prior to) the Closing Eight Million Six Hundred Thousand Dollars ($8,600,000) (the “Purchase Price”), subject to adjustment as described in Section 2.2 below, by delivery of (i) cash in the amount of One Million Dollars (the “Pre-Closing Cash Portion”) that was paid to the Company, for the benefit of the Sellers, on or around June 10, 2022, (ii) Two Million Dollars ($2,000,000) (the “Closing Cash Portion” and together with the Pre-Closing Cash Portion, the “Cash Portion”), payable by wire transfer of immediately available funds to the bank accounts identified by Sellers to Buyer in writing at least two (2) business days prior to the Closing Date, (iii) three (3) secured subordinated convertible promissory notes (each, a “Buyer Note I”), in the form to be agreed to by the Company and the Buyer, in the aggregate principal amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000); with each Buyer Note I being issued to such Seller in the principal amount set forth opposite such Seller’s name on Exhibit A, (iv) three (3) secured subordinated non-convertible promissory notes (each, a “Buyer Note II”), in the form to be agreed to by the Company and the Buyer, in the aggregate principal amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000), with each Buyer Note II being issued to such Seller in the principal amount set forth opposite such Seller’s name on Exhibit A and (v) secured subordinated non-convertible promissory notes (each, a “Buyer Note III” and together with each Buyer Note I and each Buyer Note II, the “Buyer Notes”), in the form to be agreed to by the Company and the Buyer, in the aggregate principal amount of One Million Three Hundred Thousand Dollars ($1,300,000), with each Buyer Note III being issued to the Sellers and other Persons in the principal amount specified, in writing (including via email), by the Company to the Buyer prior to the Closing. All payments to be made under this Agreement of the Cash Portion, the Buyer Notes (except as set forth in clause (v) of the prior sentence) and any positive adjustments to the Purchase Price shall be made to the Sellers in accordance with their respective Pro Rata Shares.”

2. Section 2.2(a) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“[RESERVED]”

3. The first sentence of Section 2.2(b)(v) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“If the Closing Working Capital, as finally determined pursuant to this Section 2.2(b), exceeds the Working Capital Target by more than One Hundred Fifty Thousand Dollars ($150,000), then the Buyer shall promptly (and, in any event, within five (5) Business Days) pay to the Sellers an amount that is equal to such excess as follows: (i) fifty percent (50%) shall be paid in cash; (ii) twenty-five percent (25%) shall be paid through an increase in the principal amount of the Sellers’ Buyer Note I; and (iii) twenty-five percent (25%) shall be paid through an increase in the principal amount of the Sellers’ Buyer Note II.”

4. Section 2.4(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(a) At the Closing, the Buyer will (i) pay the Purchase Price to the Sellers, with the Cash Portion to be paid to the Sellers by transfer of immediately available funds in accordance with instructions provided by the Sellers, and (ii) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement, including, without limitation, the Buyer Notes.”1

5. The Purchase Agreement is hereby amended by adding the following new Section 6.15 to the Purchase Agreement immediately following Section 6.14 of the Purchase Agreement:

“6.15 Conduct of the Company and its Subsidiaries. For so long as any Buyer Note III is outstanding, and notwithstanding the sale and transfer of the Securities to Buyer, each of the Company, WWG and GFF shall conduct, and Buyer shall cause each of the Company, WWG and GFF to conduct, its business in the ordinary course consistent with past practice and shall not take any material action (including, without limitation, (i) the sale or transfer of any of its assets or membership interests, (ii) the declaration or payment of any distributions or dividends, (iii) the hiring or firing of any employees or consultants, (iv) increasing or decreasing the compensation of any employees or consultants, (v) engaging in any transactions with Buyer or any of its affiliates or (vi) taking any action outside of the ordinary course of business) without the prior written consent of the Sellers. Any action by the Buyer, the Company, WWG or GFF in contravention of this Section 6.15 shall constitute a breach of this Agreement and the Buyer Notes by Buyer.”

6. Section 7.1(e) of the Purchase Agreement shall be amended and restated in its entirety to read as follows:

“[reserved]”.

7. Section 7.1(j) of the Purchase Agreement shall be amended to read as follows:

“All salary, wages, commissions, bonuses and severance payments owed to Company employees through the Closing Date have been paid by the Company. At Closing, all pre-Closing employment agreements entered into by the Company or its Subsidiaries will terminated in writing by the applicable employee, including Donald Hayes, Ryan Benson, and Stuart Benson. At Closing, Donald Hayes, Ryan Benson, Stuart Benson, Deonn Hayes, PM Reddy and RMB Inc. will resign from all positions held at the Company and all Subsidiaries in writing, and if employed by the Company or a Subsidiary, such employment will be terminated at Closing. All Company employees who resign under this section, acknowledge that no further payments are due to them under their prior employment agreements.”

8. Section 8.1(c) of the Purchase Agreement shall be amended in its entirety to read as follows:

“(c) by either the Buyer or the Sellers if the Closing does not occur on or before August 15, 2022; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing conditions set forth in Sections 7.1(a) or (b) or Sections 7.2(a) or (b), as applicable, to be satisfied by such time;”

1 NTD: Only change was to delete the reference to “adjusted in accordance with Section 2.2(a)” since that section was deleted from the Purchase Agreement.

9. Section 9.8 of the Purchase Agreement shall be amended in its entirety to read as follows:

“9.8 Recoupment under Buyer Notes. Subject to the limitations set forth in this Article IX, if the Sellers are finally determined to be liable to the Buyer or any other Buyer Indemnified Party for any indemnification claim in accordance with this Article IX, Buyer shall have the right to set-off a portion of the amount of such claim in accordance with Section 9.6(f) against their obligations under Buyer Note I and Buyer Note II (or such greater portion as may be agreed to by the Sellers and Buyer).”

10. All other terms and conditioned contained within the Purchase Agreement shall remain in full force and effect.

11. Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

BUYER:

Smart For Life, Inc.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

COMPANY:

Ceautamed Worldwide, LLC

By:	/s/ Stuart Benson
Name:	Stuart Benson
Title:	Authorized Agent

SELLERS:

RMB Industries, Inc.

By:	/s/ Ryan Benson
Name:	Ryan Benson
Title:	President

RTB Childrens Trust

By:	/s/ Ryan Benson
Name:	Ryan Benson
Title:	Trustee

D&D Hayes, LLC

By:	/s/ Donald Hayes
Name:	Donald Hayes
Title:	President, Trustee

Signature Page of First Amendment to Securities Purchase Agreement

EXHIBIT A

Name of Seller	Principal Amount of Buyer Note I	Principal Amount of Buyer Note II
RMB Industries, Inc.	$967,500	$967,500
RTB Childrens Trust	$107,500	$107,500
D&D Hayes, LLC	$1,075,000	$1,075,000